Exhibit 99.7

CONSENT OF J.P. MORGAN SECURITIES INC.

We hereby consent to (i) the use of our opinion letter dated June 20, 2008 to the Board of Directors of LTX Corporation (the “Company”) included in Annex D to the Joint Proxy Statement/Prospectus relating to the proposed merger of Zoo Merger Corporation, a wholly-owned subsidiary of the Company, with Credence Systems Corporation, and (ii) the references to such opinion in such Joint Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

J.P. MORGAN SECURITIES INC.
By:	/s/ KARL A. WILL
Name:	Karl A. Will
Title:	Managing Director

July 21, 2008